Exhibit 99.1

Ondas Holdings Completes Acquisition of Airobotics

Acquisition Broadens Product Portfolio and Expands End Markets within the Drone Industry

Management to Host a Virtual Investor Event on February 14thto Provide 2023 Outlook

WALTHAM, MA and PETAH TIKVA, ISRAEL – January 23, 2023 – Ondas Holdings Inc. (Nasdaq: ONDS) (“Ondas” or the “Company”), a leading provider of private wireless, drone and automated data solutions through its wholly owned subsidiaries, Ondas Networks Inc. (“Ondas Networks”) and American Robotics, Inc. (“American Robotics” or “AR”), announced today it has completed the previously announced acquisition of AIROBOTICS Ltd. (TASE: AIRO) (“Airobotics”), a leading, Israeli-based developer of autonomous unmanned aircraft systems (“UAS”) and automated data analysis and visualization platforms, effective January 23, 2023.

The completed transaction further strengthens Ondas’ position in the drone market with industry leading capabilities to design, develop, and market commercial drone solutions via the Scout System™ and Optimus System™ (the “Autonomous Drone Platforms”). Together, the combined company is uniquely positioned to provide a broad set of commercial drone solutions ranging from smart cities, construction management and public safety, to industrial markets such as oil & gas, mining and rail. We believe the Airobotics Optimus System is the first autonomous drone platform to launch commercial fleet deployments in urban environments, and the maturity and real-world reliability and functionality of the Optimus System creates the opportunity for significant commercial customer adoption and revenue growth beginning in 2023.

“Airobotics Optimus System is a best-in-class autonomous drone platform with unmatched flexibility for high valued use cases as well as proven reliability and customer acceptance.,” said Eric Brock, Chairman and CEO of Ondas. “The combination of Airobotics with American Robotics positions our drone segment to tackle a broader set of customer verticals, leveraging Airobotics’ technology, expertise and one-of-a-kind drone platform to enhance our current product offering and strengthen our customer solutions. As we begin to see further customer adoption at scale for our Autonomous Drone Platforms, we believe we are in a strong position to capitalize on these revenue growth opportunities and outline a path to profitability for our drone segment.”

“This acquisition is a validation of the hard work and dedication of the Airobotics team,” said Meir Kliner, CEO & Co-Founder of Airobotics. “I am proud to see our technology being adopted by customers for commercial fleet deployments which we believe will drive significant revenue growth in the coming years. We are excited to join with Ondas and American Robotics, as we collectively define the end-to-end autonomous solutions required to scale the drone industry for the benefit of our customers and investors.”

Transaction Details

Pursuant to the definitive acquisition agreement, each issued and outstanding share of Airobotics was converted into, and exchanged for, 0.16806 shares of Ondas common stock. Ondas issued approximately 2.8 million shares as consideration to the Airobotics shareholders (excluding approximately 1.7 million shares underlying options and warrants to be outstanding following the acquisition).

As a result of the acquisition, the Company will be dual listed on Nasdaq and the Tel Aviv Stock Exchange (“TASE”). The first trading day of the Company’s shares on TASE is expected to be January 26, 2023.

Akerman LLP and Pearl Cohen Zedek Latzer Baratz served as legal counsel to Ondas, and Herzog Fox & Neeman and Erez Rozenbuch Advocates served as legal counsel to Airobotics.

Virtual Investor Event

The Company will hold a virtual investor event on Tuesday, February 14, 2023, to provide further details on the integration of American Robotics and Airobotics, along with the overall outlook for the Company in 2023. Details of the event will be shared in advance.

About Ondas Holdings Inc.

Ondas Holdings Inc. (“Ondas”) is a leading provider of private wireless data solutions via Ondas Networks Inc. (“Ondas Networks”) and commercial drone solutions through American Robotics, Inc. (“American Robotics” or “AR”) and Airobotics LTD (“Airobotics”).

Ondas Networks is a developer of proprietary, software-based wireless broadband technology for large established and emerging commercial and government markets. Ondas Networks’ standards-based (802.16s), multi-patented, software-defined radio FullMAX platform enables Mission-Critical IoT (MC-IoT) applications by overcoming the bandwidth limitations of today’s legacy private licensed wireless networks. Ondas Networks’ customer end markets include railroads, utilities, oil and gas, transportation, aviation (including drone operators) and government entities whose demands span a wide range of mission critical applications.

American Robotics and Airobotics design, develop, and market commercial drone solutions via the Scout System™ and Optimus System™ (the “Autonomous Drone Platforms”). The Autonomous Drone Platforms are deployed for critical industrial and government applications where data and information collection and processing are required. The Autonomous Drone Platforms are highly automated, AI-powered drone systems capable of continuous, remote operation and are marketed as “drone-in-a-box” turnkey data solution servicesand typically provided to customers under a Robot-as-a-Service (RAAS) business model. American Robotics and Airobotics have industry leading regulatory successes with the Scout System™ being the first drone system approved by the FAA for automated operation beyond-visual-line-of-sight (BVLOS) without a human operator on-site.

Ondas Networks, American Robotics and Airobotics together provide users in oil & gas, rail, mining, agriculture, public safety and other critical infrastructure and government markets with improved connectivity and data collection and information processing capabilities.

For more information, please visit https://ir.ondas.com/.

Forward-Looking Statements

Statements made in this release that are not statements of historical or current facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. We caution readers that forward-looking statements are predictions based on Ondas’ current expectations about future events. Examples of forward-looking statements include, among others, statements regarding the benefits of the acquisition of Airobotics. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Ondas’ actual results, performance, or achievements could differ materially from those expressed or implied by the forward-looking statements as a result of a number of factors, including the ability to recognize the anticipated benefits of the acquisition and the other risks and uncertainties discussed under the heading “Risk Factors” discussed under the caption “Item 1A. Risk Factors” in Part I of Ondas’ most recent Annual Report on Form 10-K or any updates discussed under the caption “Item 1A. Risk Factors” in Part II of Ondas’ Quarterly Reports on Form 10-Q and in Ondas’ other filings with the SEC. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise that occur after that date, except as required by law.

Company Contact:

Derek Reisfield, President and CFO
Ondas Holdings Inc.
888-350-9994 x1019
ir@ondas.com

Investor Relations Contact

Cody Cree and Matt Glover

Gateway Group, Inc.

949-574-3860

ONDS@gatewayir.com